Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Editas Medicine, Inc. for the registration of debt securities, common stock, preferred stock, depositary shares, purchase contracts, purchase units, and warrants and to the incorporation by reference therein of our report dated March 8, 2018, with respect to the consolidated financial statements of Editas Medicine, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 12, 2018